Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements ( No. 333-73618, 333-75228, 333-100791, 333-101716, 333-119704, and 333-148937) on Form S-3 and the Registration Statements ( No. 333-45049, 333-69433, 333-106176, 333-122674, 333-132142, 333-148936, 333-157032, 333-173758, 333-190693, and 333-213552) on Form S-8 of OSI Systems, Inc., of our report dated May 24, 2016, relating to the consolidated financial statements of American Science and Engineering, Inc. appearing in this Current Report on Form 8-K/A.

/s/ RSM US LLP

Boston, Massachusetts
October 28, 2016